Exhibit 99.1

Repligen Corporation
41 Seyon Street
Building #1, Suite 100
Waltham, Massachusetts 02453
Telephone: 781-250-0111
Telefax: 781-250-0115
FOR IMMEDIATE RELEASE

CONTACT:

Laura Whitehouse

VP, Market Development

(781) 419-1812

Repligen Reports Second Quarter Fiscal Year 2010 Financial Results

WALTHAM, MA – November 5, 2009 – Repligen Corporation (NASDAQ: RGEN) today reported results for the second quarter of fiscal year 2010, ended September 30, 2009. Total revenue for the quarter was $5,421,000 compared to total revenue of $5,090,000 for the second quarter of fiscal year 2009 ended September 30, 2008. Total revenue for the second quarter of fiscal year 2010 was comprised of Protein A product revenue of $2,742,000 and royalty and research revenue of $2,679,000, consisting primarily of royalty payments from Bristol-Myers Squibb on the U.S. sales of Orencia®.

Operating expenses for the second quarter of fiscal year 2010 were $6,627,000 compared to $5,414,000 for the same time period in fiscal year 2009. This increase in operating expenses of $1,213,000 was primarily the result of increased spending associated with our Phase 3 clinical trial of RG1068 for pancreatic imaging, our Phase 2b clinical trial of RG2417 for bipolar depression, and increased research and development costs associated with our efforts to identify a clinical candidate for Friedreich’s ataxia. Selling, general and administrative expenses have also increased $359,000 due to expanded business development activities compared to the prior year.

Net loss for the second quarter of fiscal year 2010 was $980,000 or $0.03 per diluted share, compared to a net gain for the second quarter of fiscal year 2009 of $142,000 or $0.00 per diluted share. Cash, cash equivalents and marketable securities as of September 30, 2009 were $60,224,000 compared to $63,961,000 as of March 31, 2009.

“This quarter we have made significant progress on achieving both the clinical development and business development objectives we established for this year,” stated Walter C. Herlihy, President and Chief Executive Officer of Repligen Corporation. “We are on track to announce the results of our Phase 3 clinical trial of RG1068 in MRI imaging of the pancreas before the end of the year.”

For the six-month period ended September 30, 2009, total revenue was $10,481,000 compared to $18,750,000 for the same period in fiscal year 2009. The prior year results were favorably impacted by a one-time payment of $6,330,000 by Bristol Myers Squibb Company for royalties on the U.S. sales of Orencia® prior to the April 2008 patent licensing agreement. Operating expenses for the six-month period ended September 30, 2009 were $13,116,000 compared to $11,117,000 for the same period in fiscal year 2009. Net loss for the six-month period ended September 30, 2009 was $2,086,000 or $0.07 per diluted share compared to a net gain of $8,421,000 or $0.27 per diluted share for the same period in fiscal year 2009.

Corporate Update

RG1068 for Imaging of the Pancreas

In October, we completed patient treatment in our Phase 3 clinical trial of RG1068, synthetic human secretin, in magnetic resonance imaging (MRI) of the pancreas. The study is designed to assess the sensitivity and specificity of RG1068 in conjunction with MRI for the detection of pancreatic duct abnormalities compared to MRI alone. Additional assessments include safety, physician confidence in the identification of structural abnormalities, the number of pancreatic duct segments visualized and the improvement in the quality of the MRI images. The study enrolled 258 patients at 23 clinical sites within the United States and Canada, and we expect to release top-line results for the study later this year. Detailed visual assessment of the pancreatic ducts is important in the diagnosis and treatment of diseases such as acute and chronic pancreatitis. The FDA has granted this program Fast Track Designation, a process designed to facilitate the development and expedite the review of drugs that treat serious diseases and fill an unmet medical need. There are currently more than 300,000 MRI procedures conducted in the U.S. and Europe each year that could benefit from the use of RG1068.

RG2417 for Bipolar Disorder

We are currently enrolling a Phase 2b clinical trial of RG2417, an oral formulation of uridine, in patients with bipolar depression. This is a multi-center, randomized, double-blind, placebo-controlled clinical trial in which approximately 150 patients with bipolar depression will receive either RG2417 or a placebo twice a day for eight weeks. The study is designed to assess the safety and efficacy of RG2417 on the symptoms of depression as measured by the Montgomery-Asberg Depression Rating Scale (MADRS) and the Clinical Global Impression of Change in Bipolar Disorder scale (CGI-BP-C). There are more than five million adults worldwide with bipolar disorder.

HDAC Inhibitors for Friedreich’s Ataxia

We are currently developing inhibitors of histone deacetylase enzymes (HDACs) for the treatment of inherited neurodegenerative diseases such as Friedreich’s ataxia. Preclinical studies have shown that specific HDAC inhibitors increase production of the protein frataxin which may have the potential to arrest disease progression in patients with Friedreich’s ataxia. We have identified a potential clinical candidate which is being characterized in preclinical models to fully assess its pharmacologic, toxicologic and pharmacodynamic profile. In September we reported publication of research that identifies histone deacetylase 3 (HDAC 3) as an important enzyme target for therapeutic intervention in Friedreich’s ataxia. These research findings confirm the drug target of the HDAC inhibitors that we are currently developing for the treatment of Friedreich’s ataxia. The study, entitled “Chemical Probes Identify a Role for Histone Deacetylase 3 in Friedreich’s Ataxia Gene Silencing” published in the journal Chemistry & Biology (volume 16, 980-989, September 25, 2009) was conducted in collaboration with scientists at The Scripps Research Institute.

Promoter of Gene Expression for Spinal Muscular Atrophy

In October, we entered into an exclusive license agreement with Families of Spinal Muscular Atrophy (FSMA) for intellectual property covering compounds which may have utility in treating Spinal Muscular Atrophy (SMA). SMA is an inherited neurodegenerative disease in which a defect in the SMN1 (“survival motor neuron”) gene results in low levels of the protein SMN and leads to progressive damage to motor neurons, loss of muscle function and, in many patients, early death. The licensed compounds increase the production of SMN in cells derived from patients. Further testing of these compounds in two transgenic mouse models of SMA demonstrated significantly increased survival suggesting potential clinical utility. SMA is diagnosed in approximately one in every 6,000 births in the United States and Europe where the estimated prevalence is approximately 20,000 patients. There is currently no treatment or cure for SMA.

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Quarterly Conference Call

Repligen will host a conference call and webcast on Thursday, November 5th at 10:00 a.m. EST, to review financial results. This call can be accessed via Repligen’s website at www.repligen.com or by calling (866) 804-6924 for domestic calls and (857) 350-1670 for international calls. Participants must provide the following passcode: 79134378.

About Repligen Corporation

Repligen Corporation is a biopharmaceutical company focused on the development of novel therapeutics for neurological disorders. In addition, we are the world’s leading supplier of recombinant Protein A, the sales of which partially fund the advancement of our development pipeline while supporting our financial stability. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested from www.repligen.com.

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REPLIGEN CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Six months ended September 30,
	2009	2008	2009	2008
Revenue:
Product revenue	$2,741,578	$2,984,304	$5,214,168	$8,677,647
Royalty and other revenue	2,679,016	2,105,620	5,267,279	10,072,522

Total revenue	5,420,594	5,089,924	10,481,447	18,750,169

Operating expenses:
Cost of product revenue	918,464	1,210,644	2,188,938	3,057,045
Cost of royalty and other revenue	341,057	210,612	658,803	535,612
Research and development	3,478,845	2,463,419	6,861,845	4,547,544
Selling, general and administrative	1,888,619	1,529,767	3,405,975	2,976,338

Total operating expenses	6,626,985	5,414,442	13,115,561	11,116,539

Income (loss) from operations	(1,206,391)	(324,518)	(2,634,114)	7,633,630
Investment income	227,364	515,235	549,783	1,047,820
Interest expense	(676)	884	(1,352)	(1,021)

Income (loss) before income taxes	(979,703)	191,601	(2,085,683)	8,680,429
Income tax (benefit) provision	—	49,545	—	259,545

Net income (loss)	$(979,703)	$142,056	$(2,085,683)	$8,420,884

Earnings (loss) per share:
Basic	$(0.03)	$—	$(0.07)	$0.27

Diluted	$(0.03)	$—	$(0.07)	$0.27

Weighted average shares outstanding:
Basic	30,745,691	31,172,706	30,743,961	31,160,555

Diluted	30,745,691	31,555,896	30,743,961	31,568,948

Balance Sheet Data:	September 30, 2009	March 31, 2009
Cash, cash equivalents and marketable securities*	$60,223,534	$63,960,564
Working capital	46,672,506	50,234,803
Total assets	71,643,758	73,754,742
Long-term obligations	64,100	82,398
Accumulated deficit	(115,942,944)	(113,857,261)
Stockholders’ equity	67,559,130	69,123,431

*	does not include restricted cash

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial performance and position, management’s strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property, product development, manufacturing plans and performance such as the anticipated growth in the monoclonal antibody market and our other target markets and projected growth in product sales, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of current and future collaborative relationships, the market acceptance of our products, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of product revenues and profits, our ability to generate future revenues, our ability to raise additional capital to continue our drug development programs, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights for our products, the risk of litigation regarding our intellectual property rights, our limited sales and manufacturing capabilities, our dependence on third-party manufacturers and value added resellers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in Repligen’s filings with the Securities and Exchange Commission. Repligen assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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